EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

BRESLER & REINER, INC. (OTC: BRER) ANNOUNCES FILING OF INFORMATION STATEMENT

ROCKVILLE, MD. – July 23, 2004:  Bresler & Reiner, Inc. (OTC: BRER) announced today that it filed an Information Statement on July 21, 2004 giving notice of the corporate actions taken by stockholders holding more than 50% of the voting power of the Company’s issued and outstanding capital stock to approve an amendment to the Company’s articles of incorporation to increase the Company’s authorized Common Stock par value $0.01 per share from four million shares to seven million shares.  The purpose of the amendment was to permit the payment of the stock dividend to effect the 2-for-1 stock split which the Company announced on July 1, 2004.

Bresler & Reiner, Inc. also announced today that the cash dividend per Common Stock to be paid on December 15, 2004 to record holders of Common Stock as of December 1, 2004, will be reduced from $0.25 per Common Stock to $0.125 per Common Stock as a result of the 2-for-1 stock split.

Bresler & Reiner, Inc. develops and owns commercial, residential, and hospitality properties in the Washington, DC, Orlando, Florida and Philadelphia, Pennsylvania metropolitan areas.

This press release may contain forward-looking statements that are based on current estimates, expectations, forecasts and projections about us, our future performance, the industry in which we operate, our beliefs and management’s assumptions. In addition, other written or oral statements that constitute forward-looking statements may be made by or on behalf of us.  Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or “would be,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. These risks and uncertainties include: our ability to compete effectively; our exposure to the credit risks of our tenants; our ability to recruit and retain key personnel; adverse changes in the local or general economy and market conditions;

our ability to obtain necessary governmental permits and approvals; our ability to secure tenants for our projects and properties; our ability to sustain occupancy levels at our properties through failing to keep existing tenants and to secure new ones; our ability to secure tenants for the residential and commercial properties that we develop; our ability to obtain mortgage financing on acceptable terms; future litigation; and changes in environmental health and safety laws.

For further information contact:	Sidney M. Bresler, CEO
Bresler & Reiner, Inc.
11140 Rockville Pike
Suite 620
Rockville, Maryland 20852
(301) 945-4300
www.breslerandreiner.com